Exhibit 10.7

INDEPENDENT CONTRACTOR SERVICES AGREEMENT

This Independent Contractor Services Agreement (this “Agreement”) is made and entered into as of July 28, 2020, to become effective as of the “Effective Date” (as defined below), by and between KLX Energy Services LLC, with its principal place of business located at 1300 Corporate Center Way, Wellington, FL 33414 (“KLX”) and Heather Floyd, an individual, with an address of [*****] (“Consultant”).

RECITALS

WHEREAS, on May 3, 2020, KLX Energy Services Holdings, Inc., a Delaware corporation and parent company of KLX (“Parent”), Krypton Intermediate, LLC, Krypton Merger Sub, Inc. (“Merger Sub”) and Quintana Energy Services Inc. (the “Company”) entered into that certain Agreement and Plan of Merger, pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as an indirect wholly owned subsidiary of Parent (the “Merger”).

WHEREAS, on October 9, 2018, Parent and Consultant entered into that certain Employment Agreement (the “Employment Agreement”), pursuant to which, Parent employed Consultant on a full-time basis.

WHEREAS, pursuant to the Employment Agreement, in connection with the consummation of the Merger, Consultant’s employment with Parent will terminate.

WHEREAS, KLX has determined that it is in the best interests of KLX that Consultant provide certain transition services to KLX, to commence immediately following the consummation of the Merger (the “Effective Date”) pursuant to, and in accordance with, the terms and conditions of this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree that the following terms govern this Agreement for all Services provided to KLX by Consultant:

1.	Services; Fees. Consultant shall provide, on a non-exclusive basis, the “Services” in consideration for the “Fees”, each as defined in the attached Attachment A, Statement of Services (“SOS”). Consultant shall perform the Services as an independent contractor. KLX shall set deadlines and goals for the performance of the Services and may limit Consultant’s access to KLX’s property to certain hours, but Consultant shall maintain discretion as an independent contractor to perform the Services within those deadlines, goals and limitations.

2.	Taxes and Benefits. KLX shall have no obligation or liability to Consultant for the payment of any fringe benefits, medical expense reimbursements, health insurance, disability insurance, life insurance, pension, profit sharing or other retirement plan, contribution, or expense, social security, taxes, vacation pay, sick pay, workers’ compensation insurance, general or professional liability insurance, or other similar items in connection with the Services, all of which costs and expenses shall be borne solely by Consultant. Without limiting the generality of the foregoing, the parties hereby acknowledge and agree that KLX shall have no responsibility to withhold any taxes for payments made to Consultant. The parties hereto acknowledge and agree that the foregoing shall not affect or be applicable to any payments or benefits provided by KLX or Parent to Consultant pursuant to the Employment Agreement.

Consulting Services Agreement           Revised August 2008

Copyright © 2002 by Consultant Global Resources, Inc.  All rights reserved.

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3.	Indemnity. Consultant shall be responsible for and shall pay all taxes on all amounts paid to Consultant by KLX in connection with the Services. As an inducement for KLX to enter into this Agreement, Consultant hereby agrees to indemnify, defend and hold harmless KLX, its affiliates and its and their respective stockholders, officers, directors, attorneys, agents and employees from and against any claim, liability, loss, cost, expense or damage (including, without limitation, reasonable attorneys’ fees) arising from, related to or in connection with any determination by any governmental agency, or any insurance company that KLX is required to withhold or pay payroll taxes or to provide workers’ compensation insurance coverage for Consultant in respect of Consultant’s provision of the Services hereunder. Furthermore, Consultant hereby agrees to indemnify, defend and hold harmless KLX, its affiliates and its and their respective stockholders, officers, directors, attorneys, agents and employees from and against any claim, liability, loss, cost, expense, or damage (including, without limitation, reasonable attorneys’ fees) directly arising from Consultant’s or Consultant’s agents’ grossly negligent or willful acts or omissions in connection with Consultant’s provision of the Services under this Agreement. KLX hereby agrees to indemnify, defend and hold harmless Consultant, Consultant's affiliates and Consultant's respective stockholders, officers, directors, attorneys, agents and employees from and against any claim, liability, loss, cost, expense, or damage (including, without limitation, reasonable attorneys’ fees) arising from, related to or in connection with KLX's or Parent's, or their respective agents’ negligent or willful acts or omissions in connection with the provision of the Services under this Agreement or KLX's or Parent's, or their respective agents’ breach of this Agreement.

4.	Payment. KLX shall pay for the Services at the rate set forth in the SOS and for any other expenses that are pre-approved in writing by KLX and authorized in the SOS. Payment will be due within the time period set forth in the SOS.

5.	Intentionally Omitted.

6.	Termination. This Agreement shall automatically terminate upon the expiration of the term set forth in the SOS, unless extended by KLX and Consultant by mutual written agreement. Either party may terminate this Agreement and the engagement of Consultant for any reason at any time upon written notice to the other party. After the date of any such termination, Consultant shall provide a final invoice to KLX for any unpaid pre-approved expenses actually incurred by Consultant in connection with the Services performed hereunder, up to and including the date of termination. Those provisions which, by their nature or terms, are intended to survive, including, but not limited to, those duties and covenants set forth in Sections 3, 7 and 9, shall so survive termination.

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7.	Confidential Information. The parties understand that during the course of performance under this Agreement, Consultant may have access to certain confidential and proprietary information and materials of KLX. “Confidential Information,” for the purposes of this Agreement, shall include any confidential, proprietary or nonpublic information or information that, within the industry or scope of use, is reasonably regarded as confidential or proprietary.

(a)	Protection of Confidential Information. Consultant shall protect the Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination or publication of the Confidential Information as Consultant uses to protect Consultant’s own Confidential Information of a like nature. Consultant shall not disclose the Confidential Information to any third party without KLX’s consent. Consultant shall not use the Confidential Information for any purpose other than the provision of the Services to KLX pursuant to this Agreement.

(b)	Exceptions. This Agreement imposes no obligation upon Consultant with respect to the Confidential Information which (a) was lawfully known to Consultant before receipt as evidenced by appropriate documentation, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to KLX or any other person with respect to such information; (b) is or becomes a matter of public knowledge through no fault of Consultant; (c) is rightfully received by Consultant from a third party without restriction on disclosure, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to KLX or any other person with respect to such Information; (d) is independently developed by Consultant without use of the Confidential Information; (e) is disclosed as required by operation of law but only to the extent required, and provided that KLX shall have been given timely notice of such requirement prior to any such disclosure and that Consultant shall cooperate with KLX to limit the scope and effect of such disclosure; or (f) is disclosed by Consultant with KLX’s prior written approval.

(c)	Return or Destruction. All Confidential Information furnished, received, learned of or viewed pursuant to this Agreement or in connection with the Services, including any and all materials that Consultant may have created that reveal or are based in any way on any Confidential Information, and all copies of the foregoing, in whatever form, shall be promptly returned to KLX or destroyed upon the earlier of the termination of the Services or KLX’s request.

(d)	Ownership; Rights. Consultant understands and agrees that KLX shall own all right, title and interest in and to all intellectual property rights of any kind throughout the world relating to any and all works of authorship, design, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Consultant as part of Consultant’s performance of the Services (collectively, “Inventions”) and Consultant shall provide all Inventions to KLX. Consultant further agrees and understands that all Inventions shall be works made for hire under applicable copyright law. Consultant hereby makes all assignments necessary to accomplish the foregoing. Consultant shall further assist KLX to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. Consultant hereby irrevocably designates and appoints KLX as its agent and attorney-in-fact to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant.

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(e)	No Rights Granted. All Confidential Information disclosed under this Agreement shall remain the sole and exclusive property of KLX. Consultant acknowledges and agrees that the disclosure of such Confidential Information shall not constitute the transfer or grant of any rights or interests in or to, or the grant of any license in, any such Confidential Information (or in or to any patent, copyright, trademark, service mark or other intellectual property right with respect thereto).

(f)	Securities Laws. Consultant acknowledges that the Confidential Information of KLX may include material nonpublic information concerning KLX and its affiliated companies, and that Consultant is aware that the United States and other applicable securities laws restrict the purchase and sale of securities by persons who possess certain nonpublic information relating to the issuer of such securities. Consultant agrees that while any such material nonpublic information concerning KLX remains nonpublic, Consultant shall not engage in any transactions in any securities of KLX in a manner that would constitute a violation of applicable securities laws.

(g)	Injunctive Relief. Consultant acknowledges and agrees that a breach of Consultant’s obligations under this Agreement would cause KLX immediate and irreparable harm, the exact amount of which may be difficult to ascertain and for which there will be no adequate remedy at law. Therefore, Consultant agrees that KLX shall have the right to apply to a court of competent jurisdiction for the purpose of seeking specific performance and/or an order restraining and/or enjoining such further breach of this Agreement, and for such other and further relief as KLX may deem appropriate, without posting a bond or other security. KLX’s rights under this Section 7(g) shall be in addition to any other remedies available to it at law or in equity.

(h)	Defense of Trade Secrets Act. Notwithstanding anything to the contrary in this Agreement or otherwise, Consultant understands and acknowledges that KLX has informed Consultant that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for (i) the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (ii) the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Additionally, notwithstanding anything to the contrary in this Agreement or otherwise, Consultant understands and acknowledges that KLX has informed Consultant that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to a court order.

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(i)	Whistleblowing. Nothing in this Agreement or any other agreement between Consultant and KLX shall be interpreted to limit or interfere with Consultant’s right to report good faith suspected violations of law to applicable government agencies, including the Equal Employment Opportunity Commission, National Labor Relation Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other applicable federal, state or local governmental agency, in accordance with the provisions of any “whistleblower” or similar provisions of local, state or federal law. Consultant may report such suspected violations of law, even if such action would require Consultant to share KLX’s proprietary information or trade secrets with the government agency, provided that any such information is protected to the maximum extent permissible and any such information constituting trade secrets is filed only under seal in connection with any court proceeding. Lastly, nothing in this Agreement or any other agreement between Consultant and KLX will be interpreted to prohibit Consultant from collecting any financial incentives in connection with making such reports or require Consultant to notify or obtain approval by KLX prior to making such reports to a government agency.

8.	Independent Contractor. This Agreement does not create any agency or employment relationship between Consultant and KLX. Except as provided in Section 7(d) of this Agreement, neither party grants the other any right to bind it except as otherwise expressly agreed in writing. Each party shall be fully liable for all workers’ compensation premiums and liability insurance, withholding taxes or charges with respect to its respective employees, if any.

9.	Limitation of Liability. Except with respect to the parties’ respective indemnification obligations set forth in Section 3 above, neither party’s liability arising out of this Agreement shall exceed the Fees paid and owing to Consultant for the Services hereunder. In no event shall either party be liable for punitive damages, loss of profit, loss of goodwill or other special, indirect or consequential damages suffered by the other party under this Agreement whether in contract or tort, even if advised of the possibility of such damages.

10.	Force Majeure. Neither party shall be liable for any delay in performance or inability to perform due to Force Majeure. “Force Majeure” includes any acts or omissions of any government or governmental body, acts of God, acts or omissions of the other party, fires, strikes or other labor disputes, major equipment or telecommunications equipment failures, or any other act, omission or occurrence beyond a party’s reasonable control, irrespective of whether similar to the above enumerated acts, omissions or occurrences.

11.	Compliance with Laws. Consultant shall comply with all applicable laws and regulations in providing the Services. Consultant shall obtain all requisite authorizations, licenses, permissions and Consultant represents and warrants to KLX that Consultant has any and all permits, licenses, authorizations and approvals required to provide the Services. Consultant shall continue to maintain all such permits, licenses, authorizations and approvals during the engagement by KLX under this Agreement.

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12.	Entire Agreement, Governing Law and Effectiveness. This Agreement, including the SOS, constitutes the entire agreement between Consultant and KLX. No other understanding which modifies these terms shall be binding unless made in writing and signed by both Consultant and KLX. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Florida, without giving effect to conflicts-of-law principles thereof. It is expressly agreed that any terms and conditions on Consultant invoices and/or other forms shall be superseded by the terms and conditions of this Agreement. The parties hereto acknowledge and agree that this Agreement shall become effective on the Effective Date and, in the event that the Merger is not consummated for any reason, this Agreement shall be null and void and of no force or effect.

13.	Severability. The provisions of this Agreement are severable. If any provision is found to be unenforceable in whole or in part, it shall be construed or limited in such a way as to make it enforceable, consistent with the manifest intentions of the parties. If such construction or limitation is not possible, the unenforceable provision shall be stricken, and the remaining provisions of this Agreement shall remain valid and enforceable.

14.	Headings. The headings in this Agreement are for convenience of reference only and shall not alter, limit or otherwise affect the meaning hereof.

15.	Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent via email with acknowledgment of receipt or sent by reputable overnight delivery service, or three (3) days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to KLX:

KLX Energy Services LLC
1415 Louisiana St., Suite 2900

Houston, Texas 77002

Attention: General Counsel

Email: mbouthillette@qesinc.com

If to Consultant:

Heather Floyd

7749 Maywood Crest Drive

West Palm Beach, Florida 33412

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16.	Waiver. KLX’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that KLX may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Similarly, the waiver by KLX of a breach of or non-compliance with any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach or non-compliance.

17.	Counterparts; Signatures. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Facsimile or electronically transmitted signatures shall be deemed to be originals.

[Signature page follows.]

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In witness whereof, the parties hereto have caused this Agreement to be duly executed and effective as of the Effective Date written above.

Heather Floyd		KLX Energy Services LLC

By:	/s/ Heather Floyd	By:

Name:	Heather Floyd	Name:

Title:	Vice President, Finance and Corporate Controller	Title:

Date:	7/13/20	Date:

In witness whereof, the parties hereto have caused this Agreement to be duly executed and effective as of the Effective Date written above.

Heather Floyd	KLX Energy Services LLC

By:	By:	/s/ Jay Survant

Name:	Name:	Jay Survant

Title:	Title:	Vice President – Human Resources

Date:	Date:	7/27/20